Exhibit 99.1

July 23, 2012	Company Press Release	Flowers Foods (NYSE: FLO)

FLOWERS FOODS COMPLETES ACQUISITION OF LEPAGE BAKERIES

THOMASVILLE, GA—Flowers Foods, Inc. (NYSE: FLO) today announced it has completed the acquisition of Lepage Bakeries, Inc. of Auburn, Maine. For fiscal 2011, Lepage had sales of $166 million from its three bakeries in New England. Lepage Bakeries is a best-in-class baking company with efficient operations, high-quality products, strong regional brands, a talented and experienced team, and a solid distribution system serving retail and foodservice customers throughout the Northeast. Flowers Foods expects to provide additional information about the acquisition during its second quarter earnings conference call on Tuesday, August 14, 2012.

About Lepage Bakeries

Lepage Bakeries, founded in 1903, combines more than 100 years of baking tradition with state-of-the-art operations to deliver great-tasting, high-quality breads, rolls, and donuts to customers throughout the Northeastern U.S. sold under the Country Kitchen and Barowsky’s brands.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods is the second largest producer and marketer of packaged bakery foods for retail and foodservice customers in the United States with 2011 sales of $2.8 billion. With the Lepage acquisition completed, Flowers now operates 44 bakeries that produce a wide range of bakery products sold through an extensive direct-store-delivery network that encompasses the Southeast, Mid-Atlantic, Northeast, and Southwest as well as select markets in California and Nevada, and nationwide through other delivery systems. Among the company’s top brands are Nature’s Own, Whitewheat, Tastykake, and Mrs. Freshley’s.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) our ability to fully integrate recent acquisitions into our business, and (g) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.

Analyst Contact:

Marta Jones Turner, Executive Vice President of Corporate Relations (229) 227-2348

Media Contact:

Keith Hancock, Managing Director Communications (229) 227-2380